                                                                        EX-4.(g)

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF. THE SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION AND QUALIFICATION WITHOUT, EXCEPT UNDER CERTAIN SPECIFIC LIMITED CIRCUMSTANCES, AN OPINION OF COUNSEL FOR THE HOLDER, CONCURRED IN BY COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.


                                   EDNET, INC.

                                 PROMISSORY NOTE

$125,000                                                  Palo Alto, California
                                                                  June 24, 1996


         1. PRINCIPAL INTEREST. EDNET, INC. (the "Company"), a Colorado corporation, for value received, hereby promises to pay to the order of ________________ or holder ("Payee") in lawful money of the United States of America at the address of Payee set forth below, the principal amount set forth above together with interest as set forth below.

         The Company promises to pay interest on the unpaid principal amount of this Note at the rate of eight percent (8.0%) per annum from the date of this Note until such principal amount is paid in full. Accrued interest shall be payable at the time the Company pays the entire unpaid principal amount.

         All unpaid principal and unpaid accrued interest of this Note is due and payable upon the earlier of (i) twelve months from the closing of the Agreement and Plan of Reorganization by and among Ednet, Inc., EDN Sub, Inc., and Internet Worldwide Business Solutions (the "Agreement and Plan of Reorganization") or (ii) fifteen (15) days after the closing of a public offering of Company Common Stock. The closing shall be deemed to have occurred when the underwriters purchase from the Company a majority of the shares offered to the public and pay for such shares.

         All unpaid principal and unpaid accrued interest of this Note may be prepaid without penalty, in whole or in part, at any time. Any prepayment of this Note shall be made only at the same time as the Company prepays all other unsecured Notes issued pursuant to the Agreement and Plan of Reorganization, with such prepayments to be made pro-rata in proportion to the then outstanding principal amounts of such unsecured Notes. Any prepayment of this Note will be credited first against accrued interest then principal.


                                       1.

         Upon payment in full of the entire principal amount of the Note and interest payable hereunder, this Note shall be surrendered to the Company for cancellation.

         2. ATTORNEYS' FEES. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys' fees and costs incurred by Payee.

         3. NOTICES. Any notice, other communication or payment required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery if personally delivered or three business days after deposit if deposited in the United States mail for mailing by certified mail, postage prepaid, and addressed as follows:

                  (a)   if to the Company:  EDnet, Inc.
                                            Attn: Tom Kobayashi, Chairman & CEO
                                            One Union Street
                                            San Francisco, CA  94111
                                            Telephone:  (415) 274-8800
                                            Facsimile:  (415) 274-8801

                        with a copy to:     Klenda, Gordon & Getchell, P.C.
                                            Attn: Phillip L. Allbritten and G. David
                                                  Gordon
                                            610 ONEOK Plaza
                                            100 West Fifth Street
                                            Tulsa, Oklahoma  74103
                                            Telephone:  (918) 587-9191
                                            Facsimile:  (918) 587-0054

                  (b)   if to Payee:        Internet Business Solutions
                                            Attn: Randall H. Schmitz and Trevor R.
                                                  Stout
                                            2081 Landings Drive
                                            Mountain View, CA  94043
                                            Telephone:  (415) 967-3700
                                            Facsimile:  (415) 967-3701

                        with a copy to:     Wilson, Sonsini, Goodrich & Rosati, P.C.
                                            Attn: Robert D. Brownell
                                            650 Page Mill Road
                                            Palo Alto, CA  94304-1050
                                            Telephone:  (415) 493-9300
                                            Facsimile:  (415) 493-6811


                                       2.

Each of the above addressees may change its address for purposes of this paragraph by giving to the other addressee notice of such new address in conformance with this paragraph.

         4. ACCELERATION. This Note shall become immediately due and payable if
(i) the Company commences any proceeding or bankruptcy or for dissolution, liquidation, winding-up, composition or other relief under state or federal bankruptcy laws; or (ii) such proceedings are commenced against the Company, or a receiver or trustee is appointed for the Company or a substantial part of its property.

         5. NO DILUTION OR IMPAIRMENT. The Company will not, by amendment of its Articles of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Note against dilution or other impairment.

         6. WAIVERS. The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of Payee in exercising any right hereunder shall operate as a waiver of such right or any other right. This Note is being delivered in and shall be construed in accordance with the laws of the State of California, without regard to the conflicts of laws provisions thereof.


                                       EDNET, INC.



                                       By:_____________________________________
                                           Tom Kobayashi, Chairman and CEO


                                       3.